Exhibit 99.1
Semiconductor Veteran Joins Leadis Technology’s Board of Directors
SUNNYVALE, Calif. (September 17, 2008) Leadis Technology, Inc. (Nasdaq: LDIS), an analog and mixed-signal semiconductor developer of LCD display drivers, power management ICs, white/RGB LED drivers, audio ICs, and touch controllers for mobile consumer electronic devices, today announced that semiconductor veteran Sam Srinivasan had been elected to its Board of Directors, effective immediately. Mr. Srinivasan also has been appointed as Chairman of the Audit Committee. In addition, Leadis announced that Kenneth Goldman has resigned from the Board of Directors, also effective immediately. As a result of these actions, the Leadis board continues to consist of nine directors, including seven independent directors.
Mr. Srinivasan brings 25 years of semiconductor and corporate finance experience to the Leadis board. He currently serves as the chairman of the Audit Committee for both SiRF Technology Holdings, Inc. and Centillium Communications, Inc. He is the founder and Chairman Emeritus of Health Language, Inc., a privately-held software company. From November 1988 until March 1996, Mr. Srinivasan served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic, Inc. From May 1984 until November 1988, Mr. Srinivasan served as Director of Internal Audits and subsequently as Corporate Controller of Intel Corporation.
“I am delighted to welcome Sam to our Board and I look forward to working with him,” said Tony Alvarez, President and CEO of Leadis Technology. “We expect that Sam’s experience with leading Silicon Valley semiconductor companies will be of great value to our company, as well as the Board and Audit Committee.”
Mr. Goldman joined the Leadis Board of Directors in January 2004 and has served as the chairman of the Audit Committee since that time. “Leadis has benefited from Ken’s business and financial experience, particularly as a young public company,” said Mr. Alvarez. “His support and commitment to our success are greatly appreciated and his presence will be missed.”
About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets analog and mixed-signal semiconductors that enable and enhance the features and capabilities of portable and consumer electronics devices. Leadis’ product offerings include color display drivers, which are critical components of displays used in portable consumer electronic devices; LED drivers, which provide controlled levels of current required to drive light emitting diodes in diverse applications including mobile backlight units; power management ICs including LDOs, LDO controllers, shunt references, thermal switches, current regulators, and battery charger controllers; audio CODEC and FM transmitter ICs, which are integral components in portable media players and their associated aftermarket accessories; and touch controller ICs, which enable highly reliable touch-based input controls and attractive industrial design options for both mobile and non-mobile applications.
Contact Information:
Investor Relations
Leadis Technology, Inc.
Phone: (408) 331-8616
Email: ir@Leadis.com
Cautionary Language
This press release contains forward-looking statements regarding Leadis Technology’s Board of Directors. The forward-looking statements are subject to risks and uncertainties that could affect the success of Leadis’ business and the effectiveness of its Board of Directors. The risks and uncertainties include the risk factors described in the Leadis’ reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007, and its Form 10-Q for the quarter ended June 30, 2008, both of which are available at www.leadis.com. Leadis disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information becoming available or to reflect events or circumstances after the date hereof. (LDISG)